Exhibit (12)(B)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 13, 2020

The Management Committee

TIAA Separate Account VA-1

730 Third Avenue

New York, NY 10017-3206

Re:	TIAA Separate Account VA-1 (the “Separate Account”)
(File Nos. 33-79124 and 811-08520)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 27 to the Separate Account’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP